News Release

For more information, contact:

Anne Vincent

(210) 352-6958

avincent@attnews.us

The New AT&T Delivers Strong Fourth Quarter, With Growth

in Wireless and Broadband, Expansion in Business Services

•	Earnings per diluted share of $0.46 on a reported basis, $0.48 on an adjusted basis
•	1.8 million net subscriber gain at Cingular Wireless, with reduced churn and substantial margin expansion versus the year-earlier fourth quarter
•	Seventh consecutive quarter of wireline revenue growth, with consumer revenues up 4.6 percent and business revenues up 1.9 percent
•	DSL/Internet revenues up 21 percent; DSL lines in service exceed 6.9 million, up 425,000 in the quarter and 1.8 million for the year
•	$4.59 billion in cash from operations in the fourth quarter; share repurchases of $1.1 billion; 21st consecutive annual dividend increase approved in December

Note: AT&T's fourth-quarter earnings conference call will be broadcast live via the Internet at

10 a.m. EST on Jan. 26, 2006, at www.sbc.com/att.investor.relations.

SAN ANTONIO, Jan. 26, 2006 – AT&T Inc. (NYSE: T), the United States’ largest telecommunications company, today reported strong fourth-quarter results reflecting solid progress in wireless, broadband and business services.

On Nov. 18, 2005, SBC Communications Inc. completed its acquisition of AT&T Corp. and adopted AT&T Inc. as its name. In its first quarter of combined operations, the new AT&T delivered earnings of $1.66 billion, or $0.46 per diluted share, on a reported basis and $1.71 billion, or $0.48 per diluted share, before merger-related, severance, and Cingular hurricane costs, and a gain from tax settlements.

"The new AT&T has gotten off to a very strong start,” said Edward E. Whitacre Jr., AT&T chairman and chief executive officer. "We continue to execute well across our operations, and we have moved quickly on merger integration. The assets we acquired are in excellent shape, we did a thorough job of merger planning, we have retained key talent, and customer response to the new AT&T has been very positive.

AT&T FOURTH-QUARTER RESULTS – PAGE 2

“In addition to large synergy opportunities, the new AT&T has the industry’s premier set of assets,” Whitacre said. “We have outstanding wireless capabilities through our 60 percent ownership in Cingular. Our networks and product sets for business customers are unmatched. And we are the industry leader in broadband, where we have built the largest DSL base among U.S. telecom companies.

“These assets are a strong growth platform for a broad range of next-generation services,” Whitacre said. “I am confident in our ability to build on these strengths and generate value for our stockholders in the years ahead.”

Fourth-Quarter Consolidated Financial Results

In accordance with purchase accounting rules, AT&T’s reported results for the quarter ended Dec. 31, 2005, are composed of SBC stand-alone results prior to the merger close, plus combined results for the remainder of the quarter.

In addition, results for the quarter include: (1) AT&T's portion of Cingular Wireless' $707 million of merger integration and noncash intangible amortization costs, which amount to $0.08 per diluted share; (2) AT&T’s portion of Cingular hurricane-related costs of $20 million; (3) a tax gain of $902 million, or $0.25 per diluted share, resulting from tax settlements; (4) non-merger force-reduction costs of $106 million, or $0.02 per diluted share; and (5) charges totaling $866 million, or $0.16 per diluted share, for AT&T merger-related costs, including asset impairments, severance, non-cash customer amortization and merger integration.

•	On a reported basis, AT&T's fourth-quarter earnings totaled $1.66 billion, or $0.46 per diluted share.
•	Excluding the items noted above, earnings would have totaled $1.71 billion, or $0.48 per diluted share.
•

These results compare with fourth-quarter 2004 earnings from continuing operations of $688 million, or $0.21 per diluted share, on a reported basis and $1.13 billion, or $0.34 per diluted share, before tax settlement impacts, pension and force-reduction charges, Cingular merger-related costs and Cingular lease accounting adjustments.

AT&T FOURTH-QUARTER RESULTS – PAGE 3

AT&T's consolidated fourth-quarter 2005 revenues totaled $12.97 billion. On a reported basis, operating expenses totaled $11.83 billion, and operating income was $1.13 billion, resulting in an operating income margin of 8.7 percent. Excluding the items noted above, operating expenses would have totaled $10.86 billion, operating income would have been $2.10 billion, and AT&T’s operating income margin would have been 16.2 percent.

Fourth-quarter cash from operations totaled $4.59 billion, and during the quarter, the company used $1.10 billion to repurchase more than 45 million of its common shares. On Dec. 9, 2005, AT&T’s board of directors approved a 3.1 percent increase in the quarterly dividend. This was the company’s 21st consecutive annual dividend increase.

Wireline Segment Results

Wireline segment revenues, which are made up of former SBC wireline results, totaled

$9.43 billion in the fourth quarter, up 1.3 percent from the fourth quarter of 2004. Wireline consumer revenues grew 4.6 percent, and business revenues increased 1.9 percent. This marked the company’s seventh consecutive quarter of growth in consumer, business and total wireline revenues. Business and consumer revenue growth was partially offset by expected declines in wholesale revenues, reflecting a reduction in UNE-P access lines.

Fourth-quarter 2005 wireline operating expenses totaled $8.94 billion on a reported basis and $8.16 billion before severance and merger-related costs. This compares with operating expenses in the year-earlier fourth quarter of $8.66 billion on a reported basis and $8.42 billion before force-reduction and pension charges.

AT&T’s fourth-quarter 2005 wireline operating income margin was 5.1 percent on a reported basis and 13.5 percent, excluding severance and merger-related costs. This marks a substantial improvement versus the fourth quarter of 2004, when the company’s wireline operating income margin was 6.9 percent on a reported basis and 9.5 percent before force-reduction and pension charges.

In the fourth quarter, AT&T’s wireline segment:

•

Achieved 21.0 percent growth in DSL/Internet revenues versus the fourth quarter of 2004. AT&T increased its DSL line base by 425,000, the same as in the year-earlier fourth quarter, and ended 2005 with 6.9 million DSL lines in service, the highest total among U.S. telecommunications providers. For the full year 2005, AT&T increased its DSL lines by 1.8 million, its best-ever annual gain.

AT&T FOURTH-QUARTER RESULTS – PAGE 4

•	Grew data revenues 7.8 percent versus results in the year-earlier quarter to $3.10 billion, driven by DSL/Internet growth, along with solid results in transport services.
•

Posted its sixth straight quarter with a net increase in consumer revenue connections – retail access lines, DSL lines and video subscribers – which were up 185,000 in the quarter and 1 million for all of 2005.

•	Grew long distance revenues 13.4 percent to $984 million, with 177,000 long distance lines added during the fourth quarter to reach 23.5 million in service.

Wireline retail business lines declined by 54,000 in the fourth quarter of 2005, compared with a decline of 74,000 in the year-earlier quarter. Consumer retail primary lines declined by 129,000 versus 73,000 in the fourth quarter of 2004. Additional lines declined by 99,000 versus a decline of 119,000 in the year-earlier quarter. Total switched wholesale lines declined by 490,000 versus a decline of 302,000 in the fourth quarter of 2004. Wireline operations ended the year with 49.4 million switched access lines in service.

Cingular Wireless Results

AT&T is 60 percent owner of Cingular Wireless, the United States' largest wireless provider. As required by Generally Accepted Accounting Principles for joint ventures, AT&T includes Cingular Wireless' results in the Equity in Net Income of Affiliates line of its Consolidated Statements of Income rather than in consolidated revenues and expenses. Cingular's detailed financial results are shown in AT&T's Statements of Segment Income.

In the fourth quarter, Cingular achieved a net subscriber gain of 1.8 million, its best-ever quarterly gain. Gross subscriber additions totaled 5.1 million, and average monthly subscriber churn was 2.1 percent, Cingular’s lowest ever.

Cingular's fourth-quarter 2005 revenues totaled $8.85 billion, reported operating expenses totaled $8.30 billion, and reported operating income totaled $549 million. Excluding $326 million of direct merger integration costs, $381 million of noncash expenses for the amortization of intangibles that were acquired as part of Cingular's merger with AT&T Wireless, and $20 million of hurricane-related costs, fourth-quarter operating income would have been $1.28 billion. In the fourth quarter of 2004, Cingular had an operating loss of

AT&T FOURTH-QUARTER RESULTS – PAGE 5

$153 million on a reported basis and operating income of $490 million before merger integration costs and noncash expenses for the amortization of intangibles.

Cingular’s average data revenue per user was up 63 percent from the year-earlier quarter. In the fourth quarter, Cingular had nearly 24 million active data customers and delivered 72 million multimedia messages and 6.1 billion text messages.

Also in the fourth quarter of 2005, Cingular became the first carrier in the world to operate a commercial UMTS/HSDPA network, which provides industry-leading data throughputs with speeds of 400 to 700 Kbps. Cingular deployed UMTS/HSDPA in

16 markets during the quarter and plans to launch in most of the United States’ top

100 markets by the end of 2006.

AT&T Corp. Segment Results

In accordance with purchase accounting rules, AT&T Corp. fourth-quarter reported segment results – which are composed of operations that had been part of AT&T Corp. prior to its merger with SBC – do not reflect results before the acquisition. On this basis, AT&T Corp. revenues for the fourth quarter totaled $2.89 billion, operating expenses were $2.77 billion, and operating income was $118 million. Excluding $184 million of non-cash expense for customer amortization, fourth-quarter AT&T Corp. segment operating income would have been $302 million.

To help investors understand business trends and to provide improved comparability versus previous quarters, for this transitional quarter, AT&T Inc. also is furnishing full-period revenues for the AT&T Corp. segment. These revenue totals are consistent with how they were reported in previous quarters. (For detailed information, please see AT&T’s Investor Briefing and Financial and Operational Results on its Web site at www.sbc.com/att.investor.relations.

For the full quarter, AT&T Corp. pro forma business revenues declined 8.3 percent, reflecting continued pricing pressures in traditional voice and data products, offset in part by growth in IP-based products and E-services. Fourth-quarter 2004 business revenues included a gain of $97 million from a reciprocal compensation settlement. Excluding this gain, AT&T Corp. fourth-quarter business revenues would have declined 6.7 percent. Also, AT&T

AT&T FOURTH-QUARTER RESULTS – PAGE 6

sold its pay phone business in the second quarter of 2005; excluding revenues from that unit, fourth-quarter business revenues would have declined 5.9 percent.

For the full quarter, pro forma consumer revenues declined 24.9 percent, in line with results in recent quarters, reflecting industry trends and the company’s decision to shift its emphasis to other segments of the business. Total AT&T Corp. pro forma revenues for the full quarter declined 12.4 percent versus the fourth quarter of 2004.

AT&T Analyst Conference Scheduled for Jan. 31, 2006

AT&T will provide its outlook for 2006 and subsequent years, along with details on the business strategies and plans that support that outlook, during an analyst conference/webcast on Tuesday Jan. 31, 2006. Presentations will include updates on expected operating margins, capital expenditures, revenue and expenses, synergies from the AT&T merger and a financial update on Project Lightspeed. AT&T will not discuss its outlook prior to the conference. The conference will be webcast on the Investor Relations page of the AT&T Web site at www.sbc.com/att.investor.relations starting at 12:30 p.m. Eastern time.

About the New AT&T

AT&T Inc. is one of the world's largest telecommunications holding companies and is the largest in the United States. Operating globally under the AT&T brand, AT&T companies are recognized as the leading worldwide providers of IP-based communications services to business and as leading U.S. providers of high-speed DSL Internet, local and long distance voice, and directory publishing and advertising services. AT&T Inc. holds a 60 percent ownership interest in Cingular Wireless, which is the No. 1 U.S. wireless services provider with more than 54 million wireless customers. Additional information about AT&T Inc. and AT&T products and services is available at www.TheNewATT.com.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's Web site at www.sbc.com/att.investor.relations.

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